Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

Max Maxfield, WY Secretary of State
FILED: 06/22/2012 10:54 AM
ID: 2012-000624601

Profit Corporation
Articles of Incorporation

1. Corporation name:

Green Meadow Products, Inc.

2. Name and physical address of its registered agent:
(The registered agent may be an individual resident in Wyoming, a domestic or foreign entity authorized to transact business in Wyoming, having a business office identical with such registered office. ***The registered agent must have a physical address in Wyoming.*** *A Post Office Box or Drop Box is not acceptable. If the registered office includes a suite number, it must be included in the registered office address.)*

Northwest Registered Agent Service, Inc.
125 S. King Street
P.O. Box 15150
Jackson, WY 83001

3. Mailing address of the corporation:

3481 E. Sunset Road, Ste. 100
Las Vegas, NV 89120

4. Principal office address:

125 S. King Street
Jackson, WY 83001

5. Number and class of shares the corporation will have the authority to issue:

75,000,000 Common Stock at $.001 Per Share

6. Incorporators (*list names and addresses of each incorporator*):

Stan Windhorn
3481 E. Sunset Road, Ste. 100
Las Vegas, NV 89120

Received
JUN 19 2012
Secretary of State
Wyoming